Filed Pursuant to Rule 433

Registration Statement No. 333-233543-02

March 8, 2022

Commonwealth Edison Company

First Mortgage 3.150% Bonds, Series 132, due 2032

First Mortgage 3.850% Bonds, Series 133, due 2052

March 8, 2022

Pricing Term Sheet

Issuer:	Commonwealth Edison Company

Ratings*:	A1 (Moody’s); A (S&P); A (Fitch)

Trade Date:	March 8, 2022

Settlement Date**:	March 15, 2022 (T+5)

Principal Amount:	$300,000,000	$450,000,000

Securities:	First Mortgage 3.150% Bonds, Series 132, due 2032	First Mortgage 3.850% Bonds, Series 133, due 2052

Maturity Date:	March 15, 2032	March 15, 2052

Coupon:	3.150%	3.850%

Benchmark Treasury:	1.875% due February 15, 2032	1.875% due November 15, 2051

Benchmark Treasury Price / Yield:	100-03 / 1.865%	91-22+ / 2.260%

Spread to Benchmark Treasury:	+130 basis points	+160 basis points

Yield to Maturity:	3.165%	3.860%

Public Offering Price:	99.872% of the principal amount	99.823% of the principal amount

Interest Payment Dates:	March 15 and September 15 of each year, commencing September 15, 2022	March 15 and September 15 of each year, commencing September 15, 2022

Optional Redemption Provisions:	At any time prior to December 15, 2031 (three months prior to the maturity date), at a make whole price equal to the greater of (a) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points or (b) 100% of the principal amount; and on or after December 15, 2031, at 100% of the principal; plus, in each case, accrued and unpaid interest to the redemption date	At any time prior to September 15, 2051 (six months prior to the maturity date), at a make whole price equal to the greater of (a) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 25 basis points or (b) 100% of the principal amount; and on or after September 15, 2051, at 100% of the principal; plus, in each case, accrued and unpaid interest to the redemption date

CUSIP / ISIN:	202795JW1/US202795JW12	202795JV3/US202795JV39

Joint Book-Running Managers:	BNP Paribas Securities Corp.	BNP Paribas Securities Corp.
	Morgan Stanley & Co. LLC	Morgan Stanley & Co. LLC
	SMBC Nikko Securities America, Inc.	SMBC Nikko Securities America, Inc.
	U.S. Bancorp Investments, Inc.	U.S. Bancorp Investments, Inc.
	Credit Agricole Securities (USA) Inc.	Credit Agricole Securities (USA) Inc.
	Credit Suisse Securities (USA) LLC	Credit Suisse Securities (USA) LLC

Senior Managers:	Huntington Securities, Inc.	Huntington Securities, Inc.
	M&T Securities, Inc.	M&T Securities, Inc.

Managers:	Loop Capital Markets LLC	Loop Capital Markets LLC
	Penserra Securities LLC	Penserra Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the bonds on or about March 15, 2022, which will be the fifth business day following the date of this term sheet (“T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this term sheet or the next four succeeding business days will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at 1-800-854-5674, Morgan Stanley & Co. LLC at 1-866-718-1649. SMBC Nikko Securities America, Inc. at 1-888-868-6856 and U.S. Bancorp Investments, Inc. at 1-877-558-2607.